Exhibit 15.2

Letter Regarding Unaudited Interim Financial Statements

November 10, 2014

To the Board of Directors and Stockholders of Freeport-McMoRan Inc.:

We are aware of the incorporation by reference in this Post-Effective Amendment No. 1 to this Registration Statement (Form S-3 No. 333-179420) and related Prospectus of Freeport-McMoRan Inc. for the registration of common stock, preferred stock, debt securities, warrants, purchase contracts, units and the related guarantees of Freeport-McMoRan Oil & Gas LLC of our reports dated May 7, 2014, August 11, 2014 and November 7, 2014 relating to the unaudited condensed consolidated interim financial statements of Freeport-McMoRan Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

/s/ Ernst & Young LLP

Phoenix, Arizona

November 10, 2014